TIB Financial Corp. & Its Subsidiaries
Strategic Planning Committee Charter

Mission

The Strategic Planning Committee (the “Committee”) of TIB Financial Corporation and subsidiaries (the “Company”) is appointed by the Board of Directors (the “Board”) of TIB Financial Corporation to assist the Board in fulfilling its responsibilities to oversee the strategic management of the Company, ongoing planning process and initiatives, to focus the attention of the Board on long-range objectives for the Company, and to review and assess strategies to implement such long-range objectives, as such duties and responsibilities are more specifically set forth herein.

Membership

The members of the Committee shall be composed of not less than three (3) members, the majority of whom shall qualify as independent directors.  The Board shall appoint the members of the Committee and its Chairperson.  Each member of the Committee shall serve for one year or until their successor has been appointed and qualified. The Board may at any time remove one or more directors as members of the Committee.  The Chairperson and members of the Committee shall receive such compensation for their service on the Committee as the Board may determine from time to time, based on recommendation from the Compensation Committee.

Committee Meetings, Structure and Operations

The Committee shall meet as frequently as the Committee deems necessary.  The operation of the Committee, including with respect to actions without meetings, notice of meetings and waiver of notice, quorums and voting requirements shall be as set forth in the Corporation’s Bylaws.

Reporting of Committee Activities to the Board

The Committee shall report a summary of information about its activities to the Board and, where appropriate its recommendations for action by the Board at their next meeting subsequent to that of the Committee.  Certain action by the Committee may be similarly reported to the Board for approval, ratification, and/or confirmation.

Resources and Authority

This Committee is not meant to usurp the authority or responsibility of the Board of Directors, but to strengthen its decision making ability and responsibility to our shareholders.

The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities under this charter.  The Committee shall also have the authority to select, retain and terminate outside counsel or other experts or consultants, as it deems appropriate, and to approve the fees and to determine the retention terms of such individuals, without seeking approval of the Board or management, which fees shall be at the cost and expense of the Company.

Delegation to Subcommittee

The Committee may, in its discretion, delegate any portion of its duties and responsibilities to a subcommittee of the Committee.

Duties and Responsibilities

To carry out its purposes, the Committee shall have the following duties and responsibilities:

•	To review and recommend to the Board the strategic planning process, long-range objectives and strategic plan for the Company;

•
To meet with the CEO and other members of management on at least an annual basis and review management’s strategic planning process and the long-range financial and strategic plan of the Company taking into consideration the Company’s position within the banking community, the general marketplace and such other factors the Committee may deem appropriate;

•	To review and advise the Board regarding strategic business matters.

•	To report its activities to the Board on a regular basis.